Exhibit 99.6
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
October 29, 2014

Thank you, Steve and good morning everyone.

Yesterday, we announced strong results for the third quarter of 2014, with record revenue of approximately $1.6 billion and EPS of $0.90, compared with revenues of $1.1 billion and EPS of $0.63 during the third quarter of 2013. Please recall that we completed a 2-for-1 stock split in June of this year, so all figures have been adjusted accordingly.

The Company’s convertible notes had a dilutive impact of $0.05 to EPS during the third quarter. The convertible notes did not have a dilutive impact on prior year results. Please refer to the EPS schedule provided in our press release yesterday for the calculation of the dilutive impact.

In the third quarter, we recorded approximately $7.5 million, or $0.03 per share, of one-time costs related to the asset purchase of Meyer Steel Structures, which closed in August. Approximately $6.0 million of these costs were recorded at the Corporate level and approximately $1.5 million were recorded as additional non-recurring state income tax expense.

During the third quarter, we repurchased 407,000 shares of our common stock in the open market for a total cost of $19 million. Year to date, we have repurchased $31.5 million of common stock.

With respect to the highway litigation, Trinity believes that it is not probable at this time that the jury decision will withstand legal scrutiny. As we diligently pursue a successful outcome in this case, which may result in an appeal to the Fifth Circuit, we may need to satisfy certain bonding requirements if the District Court enters a final judgment. We are confident in our ability to procure sufficient bonding capacity at a reasonable cost, should the court require an appeal bond. Current indications from our insurance providers are that such a bond would be provided on an unsecured basis. We maintain a strong balance sheet with readily available liquidity of approximately $1.3 billion. We expect our cash flow generation to be strong, and Trinity has access to additional capital as needed.

I will now discuss our current outlook for the remainder of 2014.

As provided in our press release yesterday, our guidance for 2014 annual EPS is $4.08 to $4.16, which compares very favorably to our prior guidance of $3.90 to $4.10. This implies fourth quarter earnings of $0.75 to $0.83 per share. Results from the Meyer acquisition are now included in our earnings guidance. Due to one-time costs associated with the transaction, as well as on-going intangible asset amortization, Meyer has a minimal net earnings impact in 2014. Our earnings and guidance also incorporate expenses associated with our highway products litigation.

Our current EPS guidance for 2014 assumes a weighted average diluted share count of 157 million shares, which includes 5.8 million shares from the convertible notes. The dilutive impact assumes an average stock price of $37.45 for the year and reduces earnings by approximately $0.16 per share.

The remainder of the guidance I will provide today relates to the fourth quarter. We expect to resume our practice of providing annual guidance ranges when we issue guidance for 2015.

In the fourth quarter, we expect our Rail Group to generate revenues of $1.0 billion to $1.1 billion with an operating margin of 17.5% to 18%. These ranges incorporate the fourth quarter delivery guidance Steve mentioned in his remarks, which implies 2014 total deliveries of approximately 30,000 railcars. Fourth quarter operating margins for the Rail Group are lower than previously achieved year-to-date due to product mix changes and change-over costs associated with certain production lines.

We expect our Leasing Group to record operating revenues for the fourth quarter of $155 million to $160 million, with operating profit from operations of $65 million to $70 million. The implied operating margin is lower on a year-over-year and sequential basis due to a higher level of compliance-related maintenance, the timing of which can be uneven. We anticipate fourth quarter sales of leased railcars from the lease fleet to generate $62 million to $67 million, all of which are expected to be recorded in the Leasing Group as revenues. The fourth quarter operating profit associated with these sales is expected to range between $13 million and $15 million.

Since announcing the $2 billion strategic alliance last December, we have sold $873 million of leased railcars to Element Financial. We expect to substantially complete the sale of the first $1 billion of leased railcars by the end of 2014, leaving $1 billion of sales remaining. Element intends to purchase these railcars in 2015, and we remain confident in this timing.

We expect our Construction Products Group to record fourth quarter revenues of $135 million to $145 million with an operating margin of 4% to 5%. Margins are expected to step down in the fourth quarter reflecting the seasonal nature of the construction business as well impacts from the litigation including our decision last week to suspend sales of the ET-Plus® System. Year-to-date nine month revenue from this product was approximately $33 million, consistent with prior year levels.

Our Inland Barge Group is expected to report revenues of $165 million to $175 million for the fourth quarter with an operating margin of 13.5% to 14.5%, as a result of the mix of products being delivered in the quarter. As we look beyond the fourth quarter, we are pleased with the overall pricing levels in our Barge backlog.

We expect our Energy Equipment Group to produce fourth quarter revenues of $265 million to $275 million with an operating margin of 9.5% to 10.5%, including the operating results of Meyer from the date of acquisition, which includes the amortization of certain acquired assets due to purchase price accounting.

Corporate expenses are expected to range from $28 million to $32 million during the fourth quarter. Our guidance does not include a reserve related to the jury’s adverse decision in the highway litigation. Pending entry of a final judgment and completion of the Company’s post-trial and appellate activities in this matter, we do not currently believe that a loss is probable. We will direct you to our Third Quarter Form 10-Q, which will provide further details regarding the status of the litigation and related matters. Our guidance for Corporate expenses does, however, include certain legal expenses associated with the ongoing litigation

For the fourth quarter, we expect to eliminate between $190 million and $200 million of revenue and defer between $30 million and $35 million of operating profit, due to the addition of new railcars to our lease fleet. This guidance range also includes the elimination of certain Rail Group sales to the Leasing Group that are later sold to third parties from the Leasing Group. We expect between $70 million and $80 million of revenue eliminations for other intercompany transactions during the fourth quarter.

We expect to deduct between $8 million and $10 million of non-controlling earnings in the fourth quarter due to our partial ownership in TRIP and RIV 2013. As we have indicated on previous earnings calls, TRIP and RIV 2013’s partnership tax status results in no taxes applied to the amount of non-controlling earnings deducted from Trinity’s income statement.

Near the end of the third quarter, we issued $400 million of ten-year senior unsecured notes for general corporate purposes at an attractive interest rate of 4.55%. During the fourth quarter, we will begin to incur a full quarter of interest expense from our $400 million of Senior Notes, reducing EPS by approximately 2 cents per quarter going forward.

For the purpose of calculating our EPS guidance, we are assuming a tax rate of approximately 33% for the fourth quarter.

As a reminder, we are required to report EPS using the two class method of accounting, the result of which should be the reduction of EPS attributable to Trinity by approximately 3 cents per share for the fourth quarter, compared to calculating Trinity’s EPS directly from the face of the income statement. This is included in our EPS guidance as well.

As it pertains to cash flow, we expect the annual net cash investment in new railcars in our lease fleet to be minimal, if any, in 2014 after considering the expected proceeds received from leased railcar sales during the year. Full-year manufacturing and corporate capital expenditures for 2014 are expected to be between $250 million and $300 million.

Our guidance ranges imply year-over-year annual revenue growth of approximately 40% and annual earnings per share growth of more than 70%, representing another record year for Trinity. As Tim indicated in his remarks, we are establishing a higher earnings platform in 2014. We recognize the importance of sustainable earnings growth, and we believe the Company’s business model is aligned with that goal in mind. With a record combined reported backlog of $7.1 billion in our major businesses, we are well-positioned to make progress on this goal in 2015.

Our operator will now prepare us for the question and answer session.

-- Q&A Session --